ABERCROMBIE & FITCH CO. REPORTS FIRST QUARTER RESULTS

Delivers highest first quarter net sales since 2014
Operating margin below company expectations on higher-than-expected freight and product costs
Repurchased 3.3 million shares, reducing outstanding share count by 6% from fiscal year-end 2021

New Albany, Ohio, May 24, 2022: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the first quarter ended April 30, 2022. These compare to results for the first quarter ended May 1, 2021. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said “First quarter net sales exceeded expectations, rising 4% to $813 million, our highest first quarter level since 2014. Results were driven by ongoing strength at the Abercrombie & Fitch brand, where global sales were above plan. Net sales at Hollister were in line with expectations. By region, the U.S. continued to outperform, EMEA net sales returned to positive territory, and APAC was impacted by COVID lockdowns in China. We continued to reduce our promotional activity, contributing to our eighth consecutive quarter of AUR improvement. This was more than offset by higher-than-expected freight and product costs.

Looking forward, we expect higher costs to remain a headwind through at least year-end. We expect freight relief in the fourth quarter as we anniversary increased air usage last year due to the Vietnam shutdown. We will continue to manage expenses tightly and are committed to finding opportunities to offset these costs while protecting strategic investments in marketing, technology and our customer experience, which should drive sustained, long-term sales growth.”

Details related to net income (loss) per diluted share for the first quarter are as follows:

	2022	2021
GAAP	$(0.32)	$0.64
Excluded items, net of tax effect (1)	(0.05)	(0.03)
Adjusted non-GAAP	$(0.27)	$0.67
Impact from changes in foreign currency exchange rates (2)	—	0.05
Adjusted non-GAAP constant currency	$(0.27)	$0.72
(1)Excluded items consist of pre-tax store asset impairment charges.
(2)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the first quarter ended April 30, 2022 as compared to the first quarter ended May 1, 2021:
•Net sales of $813 million, up 4% as compared to last year.
•Gross profit rate of 55.3%, down approximately 810 basis points as compared to last year. The year-over-year decline is driven by approximately $80 million of higher freight costs, partially offset by higher average unit retail on lower promotions.
•Operating expense, excluding other operating income, net, was up 5% compared to last year. Approximately half of the increase was due to the lapping of COVID-related rent abatements and payroll credits last year, and the other half due to an increase in marketing and digital fulfillment expenses. Operating expense as a percentage of sales increased to 56.9% from 56.2% last year.
•     Operating loss of $10 million and $6 million on a reported and adjusted non-GAAP basis, respectively, as compared to operating income of $57 million and $60 million last year, on a reported and adjusted non-GAAP basis, respectively.
•Net loss per diluted share of $0.32 and $0.27 on a reported and adjusted non-GAAP basis, respectively, as compared to net income per diluted share last year of $0.64 and $0.67 on a reported and adjusted non-GAAP basis, respectively

Net Sales
Net sales by brand and region for the first quarter are as follows:

(in thousands)	2022	2021	1 YR % Change
Net sales by brand:
Hollister (1)	$428,834	$442,408	(3)%
Abercrombie (2)	383,928	338,997	13%
Total company	$812,762	$781,405	4%

Net sales by region: (3)	2022	2021	1 YR % Change
United States	$585,106	$553,846	6%
EMEA	163,969	159,002	3%
APAC	29,897	46,046	(35)%
Other (4)	33,790	22,511	50%
International	$227,656	$227,559	0%
Total company	$812,762	$781,405	4%
(1)    Hollister includes the Hollister, Gilly Hicks and Social Tourist brands.
(2)    Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.
(3)    Net sales by geographic area are presented by attributing revenues to an individual country on the basis of the country in which the merchandise was sold for in-store purchases and on the basis of the shipping location provided by customers for digital orders.
(4)    Other includes all sales that do not fall within the United States, EMEA, or APAC regions.

Financial Position and Liquidity
As of April 30, 2022 the company had:
•Cash and equivalents of $468 million. This compares to cash and equivalents of $823 million and $909 million as of January 29, 2022 and May 1, 2021, respectively.
•Inventories of $563 million, an increase of approximately 45% over last year due to increased in-transit inventory, higher units on hand, and increased average unit costs driven by freight compared to May 1, 2021.
•Long-term gross borrowings under the company’s senior secured notes of $308 million (the “Senior Secured Notes”) which mature in July 2025 and bear interest at a rate of 8.75% per annum.
•Borrowing available under the senior-secured asset-based revolving credit facility (the “ABL Facility”) of $314 million.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $0.8 billion. This compares to liquidity of $1.1 billion and $1.1 billion as of January 29, 2022 and May 1, 2021, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended April 30, 2022 are as follows:
•Net cash used for operating activities of $218 million.
•Net cash used for investing activities of $19 million.
•Net cash used for financing activities of $117 million.

In the quarter, the company returned approximately $100 million to shareholders through the repurchase of approximately 3.3 million shares. The company has $258 million remaining on the share repurchase authorization established in November 2021.

Depreciation and amortization was $34 million for the year-to-date period ended April 30, 2022.

Fiscal 2022 Full Year Outlook
To more closely align with industry practices, and the company’s plans to flex operating expenses in response to volatility in freight and other costs, beginning this quarter, the company will no longer provide a full year outlook on gross profit rate or operating expense. The following outlook replaces all previous full year guidance. For fiscal 2022, the company now expects:
•Net sales to be flat to up 2% from $3.7 billion in 2021, down from previous outlook of up 2 to 4% driven by a combined 200 basis point adverse impact from foreign currency and an assumed inflationary impact on consumer demand, partially offset by higher-than-expected sales in Q1.
•Operating margin in the range of 5 to 6%, down from previous outlook of 7 to 8% reflecting a combined 200 basis point adverse impact from higher freight and raw material costs, foreign currency, and lower sales due to an assumed inflationary impact on consumer. Mitigating these factors will be actions to drive AUR growth, reduce certain expenses, and adjust inventory flows by region in response to current market forces.
•Effective tax rate to be in the mid-30s.
•Capital expenditures of approximately $150 million.

Fiscal 2022 Second Quarter Outlook
Consistent with the above, beginning this quarter, the company will no longer provide a quarterly outlook on gross profit rate or operating expense. For the second quarter of fiscal 2022, the company expects:
•Net sales to be down low-single-digits to fiscal second quarter 2021 level of $865 million, reflecting a combined, estimated adverse impact of approximately 300 basis points from foreign currency and COVID-related lockdowns in China and approximately 300 basis points due to an assumed impact of inflationary impact on consumer demand.
•Operating margin in the range of 3 to 4% with the year-over-year decline driven by higher freight and raw material costs.
•Effective tax rate to be in the mid-to-high 30s.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call and provide additional details around its quarterly results and its outlook for the second quarter. To listen to the conference call, dial (800) 458-4121 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 5209585 or through corporate.abercrombie.com. A presentation of first quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 AM, ET, today.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, in some cases have affected, and in the future could affect, A&F’s financial performance and could cause actual results for fiscal 2022 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: COVID‐19 has and may continue to materially adversely impact and cause disruption to our business; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits could have a material adverse impact on our business; failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory commensurately could have a material adverse impact on our business; our failure to operate effectively in a highly competitive and constantly evolving industry could have a material adverse impact on our business; fluctuations in foreign currency exchange rates could have a material adverse impact on our business; recent inflationary pressures and global supply chain constraints could continue to affect freight and other costs and could have a material adverse impact on our business; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of geopolitical conflict, including the on-going hostilities in Ukraine, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience could have a material adverse impact on our business; the impact of extreme weather, infectious disease outbreaks, including COVID-19, and other unexpected events could result in an interruption to our business, as well as to the operations of our third-party partners, and have a material adverse impact on our business; failure to successfully develop an omnichannel shopping experience, a significant component of our growth strategy, or failure to successfully invest in customer, digital and omnichannel initiatives could have a material adverse impact on our business; our failure to optimize our global store network could have a material adverse impact on our business; our failure to execute our international growth strategy successfully and inability to conduct business in international markets as a result of legal, tax, regulatory, political and economic risks could have a material adverse impact on our business; our failure to appropriately address emerging environmental, social and governance (“ESG”) matters, including the perceived adequacy of our responses to new laws and regulations relating to ESG, could have a material adverse impact on our reputation and, as a result, our business; failure to protect our reputation could have a material adverse impact on our business; if our information technology systems are disrupted or cease to operate effectively, it could have a material adverse impact on our business; we may be exposed to risks and costs associated with cyber-attacks, state-sponsored cyberthreats, data protection, credit card fraud and identity theft that could have a material adverse impact on our business; our reliance on our distribution centers makes us susceptible to disruptions or adverse conditions affecting our supply chain; Trade relations and changes in the cost, availability and quality of raw materials, labor, and transportation could have a material adverse impact on our business; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could have a material adverse impact on our business; we rely on the experience and skills of our executive officers and associates, and the failure to attract or retain this talent, effectively manage succession, and establish a diverse workforce could have a material adverse impact on our business; in the past, we have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations could have a material adverse impact on our business; our litigation exposure, or any securities litigation and any potential stockholder activism, could have a material adverse impact on our business; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets which could have a material adverse impact on our business; changes in the regulatory or compliance landscape could have a material adverse impact on our business; and the agreements related to our senior secured asset-based revolving credit facility and our senior secured notes include restrictive covenants that limit our flexibility in operating our business and our inability to obtain credit on reasonable terms in the future could have an adverse impact on our business.

Other Information
This document includes certain adjusted non-GAAP financial measures where management believes it to be helpful in understanding the Company's results of operations or financial position. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the "Reporting and Use of GAAP and Non-GAAP Measures" section. As used in the presentation, "Hollister" refers to the company's Hollister, Gilly Hicks, and Social Tourist brands and "Abercrombie" refers to the company's Abercrombie & Fitch and abercrombie kids brands. Sub-totals and totals may not foot due to rounding. Net income (loss) and net income (loss) per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids through five renowned brands. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering intimates, loungewear and sleepwear, is designed to give all Gen Z customers their daily dose of happy. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 730 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Mackenzie Gusweiler
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	April 30, 2022	% of Net Sales	May 1, 2021	% of Net Sales
Net sales	$812,762	100.0%	$781,405	100.0%
Cost of sales, exclusive of depreciation and amortization	363,216	44.7%	286,271	36.6%
Gross profit	449,546	55.3%	495,134	63.4%
Stores and distribution expense	337,543	41.5%	316,608	40.5%
Marketing, general and administrative expense	122,149	15.0%	120,947	15.5%
Flagship store exit benefits	—	0.0%	(1,100)	(0.1)%
Asset impairment	3,422	0.4%	2,664	0.3%
Other operating income, net	(3,842)	(0.5)%	(1,418)	(0.2)%
Operating (loss) income	(9,726)	(1.2)%	57,433	7.3%
Other expense, net	7,307	0.9%	8,606	1.1%
(Loss) income before income taxes	(17,033)	(2.1)%	48,827	6.2%
Income tax (benefit) expense	(2,187)	(0.3)%	6,121	0.8%
Net (loss) income	(14,846)	(1.8)%	42,706	5.5%
Less: Net income attributable to noncontrolling interests	1,623	0.2%	938	0.1%
Net (loss) income attributable to A&F	$(16,469)	(2.0)%	$41,768	5.3%

Net (loss) income per share attributable to A&F
Basic	$(0.32)		$0.67
Diluted	$(0.32)		$0.64

Weighted-average shares outstanding:
Basic	52,077		62,380
Diluted	52,077		65,305

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as asset impairment charges, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, at times the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended April 30, 2022
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$3,422	$3,422	$—
Operating loss	(9,726)	(3,422)	(6,304)
Loss before income taxes	(17,033)	(3,422)	(13,611)
Income tax benefit (3)	(2,187)	(918)	(1,269)
Net loss attributable to Abercrombie & Fitch Co.	$(16,469)	$(2,504)	$(13,965)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.32)	$(0.05)	$(0.27)
Diluted weighted-average shares outstanding:	52,077		52,077
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $3.4 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended May 1, 2021
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$2,664	$2,664	$—
Operating income	57,433	(2,664)	60,097
Income before income taxes	48,827	(2,664)	51,491
Income tax expense (3)	6,121	(449)	6,570
Net income attributable to Abercrombie & Fitch Co.	$41,768	$(2,215)	$43,983

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.64	$(0.03)	$0.67
Diluted weighted-average shares outstanding:	65,305		65,305
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $2.7 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended April 30, 2022
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2022	2021	% Change
Net sales
GAAP (1)	$812,762	$781,405	4%
Impact from changes in foreign currency exchange rates (2)	—	(8,529)	1%
Net sales on a constant currency basis	$812,762	$772,876	5%

Gross profit	2022	2021	BPS Change (3)
GAAP (1)	$449,546	$495,134	(810)
Impact from changes in foreign currency exchange rates (2)	—	(3,283)	(20)
Gross profit on a constant currency basis	$449,546	$491,851	(830)

Operating (loss) income	2022	2021	BPS Change (3)
GAAP (1)	$(9,726)	$57,433	(850)
Excluded items (4)	(3,422)	(2,664)	(10)
Adjusted non-GAAP	$(6,304)	$60,097	(860)
Impact from changes in foreign currency exchange rates (2)	—	4,341	(50)
Adjusted non-GAAP constant currency basis	$(6,304)	$64,438	(910)

Net income (loss) per diluted share attributable to Abercrombie & Fitch Co.	2022	2021	$ Change
GAAP (1)	$(0.32)	$0.64	$(0.96)
Excluded items, net of tax (4)	(0.05)	(0.03)	(0.02)
Adjusted non-GAAP	$(0.27)	$0.67	$(0.94)
Impact from changes in foreign currency exchange rates (2)	—	0.05	(0.05)
Adjusted non-GAAP constant currency basis	$(0.27)	$0.72	$(0.99)

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items consist of pre-tax store asset impairment charges of $3.4 million and $2.7 million for the current year and prior year, respectively.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 30, 2022	January 29, 2022	May 1, 2021
Assets
Current assets:
Cash and equivalents	$468,378	$823,139	$909,008
Receivables	88,807	69,102	107,821
Inventories	562,510	525,864	388,633
Other current assets	93,179	89,654	78,727
Total current assets	1,212,874	1,507,759	1,484,189
Property and equipment, net	497,976	508,336	533,773
Operating lease right-of-use assets	671,991	698,231	839,003
Other assets	224,462	225,165	213,585
Total assets	$2,607,303	$2,939,491	$3,070,550

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$311,352	$374,829	$236,667
Accrued expenses	320,681	395,815	321,906
Short-term portion of operating lease liabilities	195,599	222,823	231,750
Income taxes payable	25,400	21,773	26,672
Total current liabilities	853,032	1,015,240	816,995
Long-term liabilities:
Long-term portion of operating lease liabilities	$662,322	$697,264	$844,401
Long-term borrowings, net	303,901	303,574	344,278
Other liabilities	83,243	86,089	114,926
Total long-term liabilities	1,049,466	1,086,927	1,303,605
Total Abercrombie & Fitch Co. stockholders’ equity	695,361	826,090	941,174
Noncontrolling interests	9,444	11,234	8,776
Total stockholders’ equity	704,805	837,324	949,950
Total liabilities and stockholders’ equity	$2,607,303	$2,939,491	$3,070,550

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Operating activities
Net cash used for operating activities	$(217,787)	$(131,350)

Investing activities
Purchases of property and equipment	$(26,292)	$(14,404)
Proceeds from sale of property and equipment	7,751	—
Net cash used for investing activities	$(18,541)	$(14,404)

Financing activities
Payment of debt issuance or modification costs and fees	—	(1,490)
Purchases of common stock	(100,000)	(35,249)
Other financing activities	(16,945)	(16,452)
Net cash used for financing activities	$(116,945)	$(53,191)

Effect of foreign currency exchange rates on cash	$(2,617)	$(1,021)
Net decrease in cash and equivalents, and restricted cash and equivalents	$(355,890)	$(199,966)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$834,368	$1,124,157
Cash and equivalents, and restricted cash and equivalents, end of period	$478,478	$924,191

Abercrombie & Fitch Co.
Store Count

	Thirteen Weeks Ended April 30, 2022
	Hollister (1)		Abercrombie (2)		Total Company (3)
	United States	International	United States	International	United States	International	Total
January 29, 2022	351	154	173	51	524	205	729
New	1	2	1	—	2	2	4
Permanently closed	—	—	(3)	(2)	(3)	(2)	(5)
April 30, 2022	352	156	171	49	523	205	728
(1)Hollister includes the company’s Hollister and Gilly Hicks brands. Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes 9 international franchise stores as of April 30, 2022, and January 29, 2022. Excludes 13 Company-operated temporary stores as of April 30, 2022 and 14 Company-operated temporary stores January 29, 2022.
(2)Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes 14 international franchise stores as of April 30, 2022 and January 29, 2022. Excludes 5 Company-operated temporary stores as of each of April 30, 2022 and January 29, 2022.
(3)This store count excludes one international third-party operated multi-brand outlet store as of each of April 30, 2022, January 29, 2022, and January 29, 2022.